EXHIBIT 99.1

The Community Financial Corporation Reports Operating Results  for the Three and Nine Months Ended September 30, 2018

WALDORF, Md., Oct. 29, 2018 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the third quarter and nine months ended September 30, 2018.

The Company reported net income for the three months ended September 30, 2018 (“2018Q3”) of $3.9 million or diluted earnings per share of $0.70 compared to net income of $2.8 million or $0.60 per diluted share for the three months ended September 30, 2017 (“2017Q3”). The third quarter results included merger and acquisition costs net of tax of $8,000 and net of tax of $257,000 for the comparative quarters. Merger and acquisition costs did not change earnings per share for 2018Q3 and resulted in a reduction to quarterly earnings per share of approximately $0.06 for 2017Q3. The Company’s return on average assets (“ROAA”) and return on average common equity (“ROACE”) were 0.96% and 10.29% in 2018Q3 compared to 0.80% and 9.99% in 2017Q3. The Company completed the acquisition of County First Bank (“County First”) on January 1, 2018, increasing the Company’s asset size by $200 million to just under $1.6 billion. As planned, the Company closed four of the five acquired County First branches during May of 2018. The La Plata downtown branch remains open. The first six months of 2018 included operating expenses to support the merged operations with County First Bank. The closure of four branches and reductions in headcount during the second quarter positively impacted the Company’s operating expense run rate in the third quarter 2018 with noninterest expense decreasing $1.3 million to $8.5 million for 2018Q3 from $9.8 million for 2018Q2.

Net income for the nine months ended September 30, 2018 (“2018YTDQ3”) was $7.4 million or $1.34 per diluted share compared to net income of $7.7 million or $1.65 per diluted share for the nine months ended September 30, 2017 (“2017YTDQ3”). The first nine months results included merger and acquisition costs net of tax of $2.7 million and net of tax of $494,000 for the comparative periods. The impact of merger and acquisition costs resulted in a reduction to nine-month earnings per share of approximately $0.48 for 2018YTDQ3 and $0.11 for 2017YTDQ3. The Company’s ROAA and ROACE were 0.62% and 6.68% in 2018YTDQ3 compared to 0.75% and 9.38% in 2017YTDQ3.

“Our continued focus on expense control and our team’s execution of the County First Bank transaction resulted in expected cost saves being realized on schedule. Net income in the third quarter increased $1.5 million or 65% to $3.9 million compared to the prior quarter,” stated William J. Pasenelli, Chief Executive Officer and Vice-Chairman of the Board. “In the third quarter, the Company’s efficiency ratio and net operating expense ratios1 decreased to 61.4% and 1.85%. We are optimistic that increased top-line revenue and our commitment to control the growth in expenses will further improve our efficiency over time.”

“With the successful integration of the County First acquisition, the Company has created a sound deposit franchise,” stated Michael L. Middleton, Chairman of the Board. “Going forward, our investments in service delivery platforms should allow us to continue the growth in core deposit relationships.”

 Highlights at and for the three and nine months ended September 30, 2018 include:

  As planned, the Company closed four of the five acquired County First branches during May of 2018. The La Plata downtown branch was rebranded and will remain open. The three bank locations that were held for sale were sold during the first nine months of 2018. The remaining closed branch lease will expire in December 2018.

  Gross loans increased 13.7% or $157.7 million from $1,150.0 million at December 31, 2017 (“2017Q4”) to $1,307.7 million at 2018Q3, primarily due to the County First acquisition. Gross loans increased $17.3 million (5.4% annualized) from $1,290.4 million at June 30, 2018 (“2018Q2”) to $1,307.7 million at 2018Q3.

  Transaction accounts increased $133.1 million, or 15.2% (60.8% annualized) to $1,010.5 million at 2018Q3 from $877.4 million at 2018Q2. Transaction deposit accounts increased to 69.6% of deposits at 2018Q3 from 66.3% of deposits at 2018Q2 and 62.8% of deposits at 2018Q1.

  Total deposits have increased $346.1 million to $1,452.4 million in the first nine months of 2018, which included an increase in transaction accounts of $355.8 million and a decrease in time deposits of $9.7 million.

  Wholesale funding as a percentage of assets decreased to 4.98% at 2018Q3 from 8.71% at 2018Q2, 12.50% at 2018Q1 and 18.63% at 2017Q4. Wholesale funding includes brokered deposits and Federal Home Loan Bank (“FHLB”) advances. Wholesale funding decreased $178.3 million or 68% to $83.6 million at 2018Q3 from $261.9 million at 2017Q4.

  Liquidity has improved with the increase in transaction deposits and decrease in wholesale funding. The Company’s net loan to deposit ratio has decreased from 103.1% at 2017Q4 to 89.4% at 2018Q3. The Company expects some seasonality in deposits that will likely increase the loan to deposit ratio into the low to mid 90s in the fourth quarter of 2018. The Company intends to use available on-balance sheet liquidity to fund loans, increase investments and pay down wholesale funding.

  Classified assets as a percentage of assets have improved in each quarter of 2018, decreasing 135 basis points from 3.58% at December 31, 2017 to 2.23% at September 30, 2018.

  Non-accrual loans, OREO and TDRs to total assets decreased one basis point during the third quarter to 2.05% at September 30, 2018 compared to 2.06% at June 30, 2018. At 2018Q3, non-accrual loans, OREO and TDRs to total assets of 2.05% increased 34 basis points from 1.71% at December 31, 2017.

  Tier 1 leverage ratio increased to 9.51% at 2018Q3 compared to 8.79% at December 31, 2017.

  Net income increased $1.5 million to $3.9 million, or $.0.70 per share, compared to $2.4 million, or $0.42 per share, in the prior quarter. The Company’s ROAA and ROACE were 0.96% and 10.29% in 2018Q3 compared to 0.59% and 6.34% in the prior quarter. The increase in earnings was primarily the result of the reduction in the Company’s expense run rate with the successful integration of the County First transaction. In addition, increased net interest income and lower loan loss provisions contributed to the improvement.

  Operating net income2 increased $985,000 to $3.9 million, or $0.70 per share, compared to $2.9 million, or $0.52 per share, in the prior quarter. The Company’s operating ROAA and operating ROACE were 0.96% and 10.31% in 2018Q3 compared to 0.73% and 7.82% in the prior quarter. The increase in earnings was primarily the result of decreased merger costs, the reduction in the Company’s expense run rate with the successful integration of the County First transaction, increased net interest income and lower loan loss provisions compared to the prior quarter. Merger costs, net of tax, decreased from $546,000 in 2018Q2 to $8,000 in 2018Q3.

  Net interest margin increased two basis points from 3.41% in 2018Q2 to 3.43% in 2018Q3. Net interest income increased $350,000 to $12.8 million in 2018Q3 compared to $12.4 million in 2018Q2. Net interest margin would have been reduced one basis point in 2018Q2 to 3.40% and six basis points in 2018Q3 to 3.37% if the impacts of accretion interest and nonaccrual interest were excluded. Third quarter 2018 interest income included interest recognized on a cash basis of $80,000 for nonaccrual interest that was reversed in the prior quarter and accretion interest of $161,000. Second quarter 2018 interest income included non-accrual interest not recognized of $117,000 and accretion interest of $152,000.

  Noninterest expense of $8.5 million in 2018Q3 decreased $1.2 million compared to $9.7 million in the prior quarter, primarily due to a normalization of the Company’s expense run rate with the successful integration of the County First acquisition. Merger and acquisition costs of $11,000 were recorded in 2018Q3 compared to $741,000 in 2018Q2. In addition, the second quarter included costs related to operating five County First branches. As expected, the Company’s expense run rate was positively impacted in the third quarter due to the four branch closures and reduced employee headcount. The Company’s expected expense run rate for the fourth quarter of 2018 is $8.4 million to $8.6 million.

  The GAAP efficiency ratio was 61.40% in 2018Q3 compared to 73.23% in 2018Q2. The non-GAAP (or “operating”) efficiency ratio3, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 60.09% in 2018Q3 compared to 65.51% in 2018Q2. The decrease in the non-GAAP efficiency ratio was due to increased net interest income and a reduction in the Company’s expense run rate.

Loan yields on repricing and new loans began to rise in the second half of 2017, influenced by increases in the federal funds target rate and loan growth in higher yielding portfolios. End of period projected loan yields have increased since the third quarter of 2017. The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

Weighted End of Period Contractual Interest Rates

(dollars in thousands)	September 30, 2018 EOP Contractual Interest rate	June 30, 2018 EOP Contractual Interest rate	March 31, 2018 EOP Contractual Interest rate	December 31, 2017 EOP Contractual Interest rate	September 30, 2017 EOP Contractual Interest rate

Commercial real estate	4.56%	4.55%	4.50%	4.43%	4.38%
Residential first mortgages	3.90%	3.91%	3.88%	3.88%	3.87%
Residential rentals	4.75%	4.76%	4.72%	4.63%	4.60%
Construction and land development	5.13%	5.22%	5.11%	4.99%	4.88%
Home equity and second mortgages	5.14%	5.14%	4.83%	4.77%	4.54%
Commercial loans	5.59%	5.53%	5.34%	5.01%	4.89%
Consumer loans	6.91%	6.83%	6.64%	7.57%	7.47%
Commercial equipment	4.47%	4.47%	4.43%	4.41%	4.49%
Total Loans	4.57%	4.56%	4.50%	4.41%	4.37%

Balance Sheet

Total assets increased $270.4 million, or 19.2%, to $1.7 billion at 2018Q3 compared to total assets of $1.4 billion at 2017Q4 primarily as a result of the acquisition of County First as well as organic retail deposit growth in the second and third quarters of 2018. Cash and cash equivalents increased $56.2 million, or 364.4%, to $71.6 million and total securities increased $42.3 million, or 25.2%, to $209.8 million. Gross loans increased 13.7% or $157.7 million from $1,150.0 million at 2017Q4 to $1,307.7 million at 2018Q3, primarily due to the merger.

The acquisition of County First led to a shift in the composition of the loan portfolios during 2018 compared to 2017Q4. The overall increase in the commercial real estate portfolio from 63.25% at 2017Q4 to 64.84% at 2018Q3 should increase asset sensitivity over time. The relative decrease in residential first mortgage balances should also increase asset interest rate sensitivity in a rising rate environment. Regulatory concentrations for non-owner occupied commercial real estate and construction decreased from 309.6% and 65.5% at 2017Q4 to 303.7% and 64.9% at 2018Q3. The following is a breakdown of the Company’s loan portfolios at September 30, 2018 and December 31, 2017:

	(Unaudited)		*
BY LOAN TYPE	September 30, 2018%		December 31, 2017%		$ Change	% Change

Commercial real estate	$847,945	64.84%	$727,314	63.25%	$120,631	16.59%
Residential first mortgages	156,565	11.97%	170,374	14.81%	(13,809)	-8.11%
Residential rentals	125,383	9.59%	110,228	9.58%	15,155	13.75%
Construction and land development	28,788	2.20%	27,871	2.42%	917	3.29%
Home equity and second mortgages	36,360	2.78%	21,351	1.86%	15,009	70.30%
Commercial loans	62,083	4.75%	56,417	4.91%	5,666	10.04%
Consumer loans	730	0.06%	573	0.05%	157	27.40%
Commercial equipment	49,883	3.81%	35,916	3.12%	13,967	38.89%
Gross loans	1,307,737	100.00%	1,150,044	100.00%	157,693	13.71%
Net deferred costs (fees)	917	0.07%	1,086	0.09%	(169)	-15.56%
Total loans, net of deferred costs	$1,308,654		$1,151,130		$157,524	13.68%

* Derived from audited financial statements.

The Company is encouraged by a strong loan pipeline of approximately $140 million at September 30, 2018. During the third quarter, gross loans increased $17.3 million or at a 5.4% annualized rate. The following is a breakdown of growth by portfolio from 2018Q2 to 2018Q3.

Quarter Growth
				Annualized
(dollars in thousands)	September 30, 2018	June 30, 2018	$ Change	% Change
Commercial real estate	$847,945	$828,445	$19,500	9.42%
Residential first mortgages	156,565	163,090	(6,525)	-16.00%
Residential rentals	125,383	127,469	(2,086)	-6.55%
Construction and land development	28,788	28,647	141	1.97%
Home equity and second mortgages	36,360	37,026	(666)	-7.19%
Commercial loans	62,083	57,519	4,564	31.74%
Consumer loans	730	801	(71)	-35.46%
Commercial equipment	49,883	47,418	2,465	20.79%
	$1,307,737	$1,290,415	$17,322	5.37%

During the third quarter growth in the non-acquired loan portfolios increased $25.7 million or an 8.8% annualized rate. Year to date the Bank’s non-acquired loan portfolios increased $47.0 million or 5.5% annualized from $1,150.0 million at 2017Q4 to $1,197.0 million at 2018Q3. The following is a breakdown of the Company’s non-acquired loan portfolios at September 30, 2018, December 31, 2017 and June 30, 2018:

		YTD Growth			Quarter Growth

Non-Acquired Loan Portfolios				Annualized			Annualized
(dollars in thousands)	September 30, 2018	December 31, 2017	$ Change	% Change	June 30, 2018	$ Change	% Change

Commercial real estate	$780,236	$727,314	$52,922	9.70%	$756,451	$23,785	12.58%
Residential first mortgages	156,097	170,374	(14,277)	-11.17%	162,621	(6,524)	-16.05%
Residential rentals	105,662	110,228	(4,566)	-5.52%	106,967	(1,305)	-4.88%
Construction and land development	28,260	27,871	389	1.86%	27,611	649	9.40%
Home equity and second mortgages	21,870	21,351	519	3.24%	21,334	536	10.05%
Commercial loans	59,200	56,417	2,783	6.58%	53,853	5,347	39.72%
Consumer loans	514	573	(59)	-13.73%	564	(50)	-35.46%
Commercial equipment	45,245	35,916	9,329	34.63%	42,018	3,227	30.72%
	$1,197,084	$1,150,044	$47,040	5.45%	$1,171,419	$25,665	8.76%

Loans consist of, (i) non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $47.0 million, or 4.1%, to $1,197.1 million; (ii) acquired performing loans were $107.1 million; and (iii) purchase credit impaired (“PCI”) loans were $3.5 million. At 2018Q3 acquired performing loans, which totaled $107.1 million, included a $2.0 million net acquisition accounting fair market value adjustment, representing a 1.83% “mark;” and PCI loans which totaled $3.5 million, included a $671,000 adjustment, representing a 16.04% “mark.”

Total deposits increased $346.1 million, or 31.3%, to $1,452.4 million at 2018Q3, compared to $1,106.2 million at 2017Q4. During the same period, noninterest bearing demand deposits increased $57.3 million, or 35.9%, to $217.2 million (15.0% of total deposits). Transaction deposit accounts increased $355.9 million from $654.6 million (59% of deposits) at 2017Q4 to $1,010.5 million (70% of deposits) at 2018Q3. Reciprocal deposits4 are used to maximize FDIC insurance available to our customers. Reciprocal deposits increased $135.2 million or 145.5% to $228.1 million at 2018Q3 compared to $92.9 million at 2017Q4.

At 2018Q3 total deposits consisted of $1,394.2 million in retail deposits and $58.2 million in brokered deposits. Retail deposits have increased $407.0 million from $987.2 million at 2017Q4 to $1,394.2 million at 2018Q3. During the first quarter of 2018, the Bank increased retail deposits $188.7 million, primarily as a result of the County First acquisition. During the second and third quarters of 2018 organic transaction deposit growth was $218.3 million. The success in retail deposit growth and the increased liquidity the Bank has experienced in the second and third quarters was largely due to the acquisition of municipal relationships. Municipal accounts include treasury and cash management services with blended funding as well as other services and products such as payroll, lock box services, positive pay, automated clearing house transactions, etc. The diversity of products and services safeguard the stability of the relationships. Most of the municipal relationships’ balances are maintained in reciprocal deposits. To ensure available liquidity the Company has enhanced procedures to track and manage municipal deposit concentrations and seasonal balance fluctuations.

At 2018Q3 the Company has on-balance sheet liquidity of $179.6 million, which consists of cash and cash equivalents and available for sale (“AFS”) securities. The Company generally does not pledge AFS securities. The Company has $232.3 million in FHLB available lines at September 30, 2018, which does not include any pledged AFS securities. In addition, there was $50.1 million in unpledged held-to-maturity securities available for pledging.

The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes. Brokered deposits have decreased $60.9 million or 51.2% to $58.1 million at 2018Q3 compared to $119.0 million at 2017Q4. Federal Home Loan Bank (“FHLB”) long-term debt and short-term borrowings (“advances”) decreased $117.5 million, or 82.2%, to $25.5 million at 2018Q3 compared to $143.0 million at 2017Q4. Wholesale funding, which includes brokered deposits and FHLB advances, decreased $178.4 million from $261.9 million (18.7% of assets) at 2017Q4 to $83.6 million (5.0% of assets) at 2018Q3. Cash and the sale of securities from the County First acquisition during the first quarter and the retail deposit growth in the second and third quarters were used to pay down debt and brokered deposits.

Total stockholders’ equity increased $40.1 million, or 36.6%, to $150.1 million at 2018Q3 compared to $110.0 million at 2017Q4. This increase primarily resulted from the issuance of 918,526 shares of common stock, valued at $35.6 million (based on the $38.78 per share closing price), as the stock component of the merger consideration paid in the County First acquisition. In addition, stockholders’ equity increased due to net income of $7.4 million and net stock related activities in connection with stock-based compensation and ESOP activity of $297,000. These increases to stockholders’ equity were partially offset by decreases due to common dividends paid of $1.6 million, an increase in accumulated other comprehensive losses of $1.5 million and repurchases of common stock of $67,000. The Company’s ratio of tangible common equity to tangible assets increased to 8.21% at 2018Q3 from 7.82% at 2017Q45. The Company’s Common Equity Tier 1 (“CET1”) ratio was 10.30% at 2018Q3 compared to 9.51% at 2017Q4. The Company remains well capitalized at September 30, 2018 with a Tier 1 capital to average assets (leverage ratio) of 9.51% at 2018Q3 compared to 8.79% at 2017Q4.

Asset Quality

Non-accrual loans and OREO to total assets increased from 1.00% at 2017Q4 to 1.46% at 2018Q3.  Non-accrual loans, OREO and TDRs to total assets increased from 1.71% at 2017Q4 to 2.05% at 2018Q3. The increase in non-accruals during 2018, was primarily the result of one well-secured classified relationship of $10.3 million that was placed on non-accrual during the second quarter of 2018.

Classified assets decreased $12.9 million from $50.3 million at 2017Q4 to $37.4 million at 2018Q3. Management considers classified assets to be an important measure of asset quality. The following is a breakdown of the Company’s classified and special mention assets at September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, 2016, 2015 and 2014, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of 09/30/2018	As of 06/30/2018	As of 03/31/2018	As of 12/31/2017	As of 12/31/2016	As of 12/31/2015	As of 12/31/2014
Classified loans
Substandard	$28,640	$34,559	$34,772	$40,306	$30,463	$31,943	$46,735
Doubtful	-	103	-	-	137	861	-
Loss	-	-	-	-	-	-	-
Total classified loans	28,640	34,662	34,772	40,306	30,600	32,804	46,735
Special mention loans	-	854	2,033	96	-	1,642	5,460
Total classified and special mention loans	$28,640	$35,516	$36,805	$40,402	$30,600	$34,446	$52,195

Classified loans	28,640	34,662	34,772	40,306	30,600	32,804	46,735
Classified securities	522	569	612	651	883	1,093	1,404
Other real estate owned	8,207	8,305	9,352	9,341	7,763	9,449	5,883
Total classified assets	$37,369	$43,536	$44,736	$50,298	$39,246	$43,346	$54,022

Total classified assets as a percentage of total assets	2.23%	2.74%	2.84%	3.58%	2.94%	3.79%	4.99%
Total classified assets as a percentage of Risk Based Capital	20.12%	23.88%	24.81%	32.10%	26.13%	30.19%	39.30%

The Company reported a $40,000 provision for loan loss expense in 2018Q3 compared to $400,000 in 2018Q2, $500,000 in 2018Q1, and a provision of $224,000 in 2017Q3. Allowance for loan loss levels decreased to 0.82% of total loans at 2018Q3 compared to 0.91% at 2017Q4 due to the addition of County First loans for which no allowance was provided in accordance with purchase accounting standards. Net charge-offs of $26,000, $146,000 and $544,000 were recognized in 2018Q3, 2018Q2 and 2018Q1, respectively, compared to net charge-offs of $223,000, $51,000 and $131,000 in 2017Q3, 2017Q2 and 2017Q1, respectively. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as slower portfolio growth and improvement in classified assets, were offset by increases in other qualitative factors, such as increased commercial real estate concentrations. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate.

Net Income

The Company reported net income for 2018Q3 of $3.9 million or diluted earnings per share of $0.70 compared to net income of $2.8 million or $0.60 per diluted share for 2017Q3. The third quarter results included merger and acquisition costs net of tax of $8,000 and net of tax of $257,000 for the comparative quarters. The impact of merger and acquisition costs resulted in no change to quarterly earnings per share for 2018Q3 and a reduction of approximately $0.06 for 2017Q3. The Company’s ROAA and return on average common equity ROACE were 0.96% and 10.29% in 2018Q3 compared to 0.80% and 9.99% in 2017Q3.

Net income for 2018YTDQ3 was $7.4 million or $1.34 per diluted share compared to net income of $7.7 million or $1.65 per diluted share for 2017YTDQ3. The first nine months results included merger and acquisition costs net of tax of $2.7 million and net of tax of $494,000 for the respective periods. The impact of merger and acquisition costs resulted in a reduction to nine-month earnings per share of approximately $0.48 for 2018YTDQ3 and $0.11 for 2017YTDQ3. The Company’s ROAA and ROACE were 0.62% and 6.68% in 2018YTDQ3 compared to 0.75% and 9.38% in 2017YTDQ3.

The current year decrease in net income compared to the prior year was primarily due to merger-related costs, which included termination costs of County First’s core processing contract as well as investment banking fees, legal fees and the costs of employee agreements and severance for terminations. In addition, the Company will continue to carry additional noninterest expense in the second half of 2018 until the remaining duplicate vendors and processes are discontinued. The increase in noninterest expense was partially offset by an increase in net interest income realized from the integrated operations of County First and from a lower effective tax rate.

The Company reported operating net income, which excludes merger-related expenses, of $3.9 million, or $0.70 per share, in 2018Q3. This compares to operating net income of $3.0 million, or $0.66 per share, in 2017Q3. 2018Q3 operating net income reflects lower merger and acquisition costs, higher net interest income partially offset by higher noninterest expense associated with the acquisition of County First.

The Company reported operating net income of $10.1 million, or $1.82 per share, in 2018YTDQ3. This compares to operating net income of $8.2 million, or $1.76 per share, in 2017YTDQ3. 2018YTDQ3 operating net income reflects higher net interest income partially offset by higher noninterest expense associated with the acquisition of County First. During the third quarter of 2018, the anticipated cost savings from the acquisition began to be realized. The Company’s 2018Q3 expense run rate was $8.5 million and was positively impacted by the second quarter branch closures and reduced employee headcount. The Company’s expected expense run rate for the third and fourth quarters was projected between $8.4 million to $8.6 million.

Net Interest Income

Net interest income increased 15.9% or $1.8 million to $12.8 million in 2018Q3 compared to $11.0 million in 2017Q3. Net interest margin at 3.43% in 2018Q3 increased five basis points from 3.38% in 2017Q3. Average interest-earning assets were $1,487.9 million for the third quarter of 2018, an increase of $183.9 million or 14.1%, compared to $1,304.0 million for the same quarter of 2017.

Net interest income increased 16.7% or $5.5 million to $38.1 million in 2018YTDQ3 compared to $32.6 million in 2017YTDQ3. Net interest margin at 3.46% in 2018YTDQ3 increased seven basis points from 3.39% in 2017YTDQ3. Average interest-earning assets were $1,467.6 million for the first nine months of 2018, an increase of $185.2 million or 14.4%, compared to $1,282.4 million for the first nine months of 2017.

Net interest margin increased during the comparable periods as the volume of higher yielding assets more than offset the increased cost of funds. For the nine months ended September 30, 2018, the below table provides information on the impact of changes in volume and rate:

	For the Nine Months Ended September 30, 2018
	compared to the Nine Months Ended
	September 30, 2017
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$5,759	$1,484	$7,243
Investment securities, federal funds
sold and interest bearing deposits	387	504	891
Total interest-earning assets	$6,146	$1,988	$8,134

Interest-bearing liabilities:
Savings	12	12	24
Interest-bearing demand and money
market accounts	594	765	1,359
Certificates of deposit	157	1,422	1,579
Long-term debt	(350)	76	(274)
Short-term debt	(530)	438	(92)
Subordinated notes	-	-	-
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	91	91
Total interest-bearing liabilities	$(117)	$2,804	$2,687
Net change in net interest income	$6,263	$(816)	$5,447
(1) Average balance includes non-accrual loans

The increase in transaction accounts with the acquisition of County First, as well as organic transaction deposit growth in the first nine months of 2018 helped control the increase in deposit costs. Brokered deposits and FHLB advances were paid down $178.4 million in the first nine months of 2018 and replaced with retail deposits. Retail deposits, which include all deposits except brokered deposits, increased $407.0 million or 41.2% from $987.2 million at December 31, 2017 to $1,394.2 million at September 30, 2018.

Wholesale and time-based funding rates are typically more sensitive to rising interest rates than transactional deposits. Compared to 2017Q3 and 2017YTDQ3, average interest rates on certificates of deposits in 2018 increased by 52 basis points in 2018Q3 and 43 basis points in 2018YTDQ3 to 1.55% and 1.38%, respectively. During the same comparable periods, interest-bearing transactional deposits increased by 30 basis points and 22 basis points to 0.65% and 0.53%, respectively. The Company’s increases in transaction deposits during the last twelve months have decreased downward pressure on net interest margin. The ability to increase transaction deposits faster than wholesale funding could mitigate possible downward pressure on net interest margin in a rising rate environment. During 2018, the increase in reciprocal deposits have come at a lower funding costs than wholesale funding and in-market time deposits. Reciprocal deposits are more exposed to interest rate sensitivity in rising rate environments than other retail funding sources and the Company will manage the mix of total reciprocal deposit balances to mitigate interest rate risk exposures.

Noninterest Income and Noninterest Expense

Noninterest income of $1.1 million in 2018Q3 decreased by $87,000 compared to $1.2 million in 2017Q3. The decrease in noninterest income was primarily due to gains on loans held for sale of $294,000 sold in the third quarter of 2017. The decrease to non-interest income was partially offset by increases in service charge and miscellaneous income of $184,000 due to the larger customer base resulting from the acquisition of County First. In addition, Bank Owned Life Insurance acquired in the County First transaction of approximately $6.3 million increased non-interest income by $31,000 compared to the prior comparable period.

Noninterest income was essentially flat at $3.0 million in 2018YTDQ3 and 2017YTDQ3. The small decrease of $46,000 for the comparable periods was primarily due to gains on loans held for sale of $294,000 sold in the third quarter of 2017, gains on the sale of investment securities sold in 2017Q3 of $133,000 and the recognition in 2018YTDQ3 of unrealized losses on equity securities of $86,000 due to a new accounting standard effective in the first quarter of 2018 that requires recognition of changes in the fair value flow through the Company’s statement of income. These decreases to non-interest income were partially offset by increases in service charge and miscellaneous income of $417,000 due to a larger customer base with the acquisition of County First.

Noninterest expenses increased $1.1 million, or 14.1%, to $8.5 million in 2018Q3 compared to $7.4 million in 2017Q3, and decreased $1.3 million, or 12.9%, compared to $9.7 million in 2018Q2. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $1.4 million, or 20.2%, to $8.3 million in 2018Q3 compared to $6.9 million in 2017Q3, and decreased $455,000, or 5.2%, compared to $8.8 million in 2018Q2. Overall the increases in adjusted noninterest expenses comparing 2018Q3 to 2017Q3 were due primarily to increases in salary and employee benefits due to the addition of County First employees. Other increases from the comparable periods were due to occupancy expense, data processing expense, core deposit intangible amortization and advertising expense, all of which were due primarily to the acquisition of County First. The Company closed four of the five acquired branches in May 2018. All three of the held for sale County First branches were sold in the first nine months of 2018. The Company’s 2018Q3 expense run rate was $8.5 million and was positively impacted by the second quarter branch closures and reduced employee headcount. The Company’s expected expense run rate for the third and fourth quarters was projected to be between $8.4 million and $8.6 million.

The Company’s GAAP efficiency ratio was 61.40% in 2018Q3 compared to 61.18% in 2017Q3 and 73.23% in 2018Q2. The operating efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 60.09% and 56.88% and 65.51% for the same comparable periods. The decrease in the operating efficiency ratio between the second and third quarter of 2018 was primarily due to increased net interest income and a reduction in the Company’s expenses run rate. The Company’s GAAP net operating expense ratio was 1.85% in 2018Q3 compared to 1.80% in 2017Q3 and 2.24% in 2018Q2. The non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.80% and 1.65% and 1.97% for the same comparable periods.

The following is a summary breakdown of noninterest expense:

	Three Months Ended September 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Salary and employee benefits	$4,739	$4,056	683	16.8%
OREO Valuation Allowance and Expenses	165	283	(118)	(41.7%)
Merger and acquisition costs	11	239	(228)	(95.4%)
Operating Expenses	3,577	2,864	713	24.9%
Total Noninterest Expense	$8,492	$7,442	$1,050	14.1%

	Three Months Ended
(dollars in thousands)	September 30, 2018	June 30, 2018	$ Change	% Change
Salary and employee benefits	$4,739	$5,129	$(390)	(7.6%)
OREO Valuation Allowance and Expenses	165	229	(64)	(27.9%)
Merger and acquisition costs	11	741	(730)	(98.5%)
Operating Expenses	3,577	3,642	(65)	(1.8%)
Total Noninterest Expense	$8,492	$9,741	$(1,249)	(12.8%)

Noninterest expenses increased $7.6 million, or 34.0%, to $29.9 million in 2018YTDQ3 compared to $22.3 million in 2017YTDQ3. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $4.6 million, or 21.4%, to $25.8 million in 2018YTDQ3 compared to $21.2 million in 2017YTDQ3. Overall the increases in adjusted noninterest expenses comparing 2018YTDQ3 to 2017YTDQ3 were due primarily to increases in salary and employee benefits due to the addition of County First employees. Other increases from the comparable periods were to occupancy expense, data processing expense, core deposit intangible amortization and advertising expense, all of which were due primarily to the acquisition of County First.

The Company’s GAAP efficiency ratio was 72.83% in 2018YTDQ3 compared to 62.57% in 2017YTDQ3. The operating efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 62.63% and 59.84% for the same comparable periods. The Company’s GAAP net operating expense ratio was 2.26% in 2018YTDQ3 compared to 1.88% in 2017YTDQ3. The non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.90% and 1.79% for the same comparable periods. The slight increase in the non-GAAP net operating expense ratios in 2018 reflects the costs associated with the duplication of systems and resources to integrate County First during 2018. The following is a summary breakdown of noninterest expense:

	Nine Months Ended September 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Salary and employee benefits	$14,915	$12,567	$2,348	18.7%
OREO Valuation Allowance and Expenses	516	587	(71)	(12.1%)
Merger and acquisition costs	3,620	494	3,126	632.8%
Operating Expenses	10,857	8,667	2,190	25.3%
Total Noninterest Expense	$29,908	$22,315	$7,593	34.0%

About The Community Financial Corporation -  Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $1.6 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to the County First acquisition; plans and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: the synergies and other expected financial benefits from the County First acquisition may not be realized within the expected time frames; costs or difficulties related to integration matters might be greater than expected; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2017, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of September 30, 2018. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

1 Efficiency Ratio - noninterest expense divided by the sum of net interest income and noninterest income.

Net Operating Expense Ratio - noninterest expense less noninterest income divided by average assets.

2 The Company defines operating net income as net income before merger and acquisition costs and the one-time deferred tax adjustment recorded for Tax Cuts and Jobs Act in the three months ended December 31, 2017.  Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See non-GAAP reconciliation schedules.

3 The Company maintains GAAP and non-GAAP measures for net operating expenses and noninterest expenses to calculate non-GAAP ratios. Adjusted net operating expense and adjusted noninterest expense exclude merger and acquisition costs, OREO gains and losses and expenses, and gains and losses on the sale of investments and other assets not considered part of recurring operations. See Reconciliation of GAAP and non-GAAP financial measures for the calculation of the below ratios:

Efficiency Ratio - noninterest expense divided by the sum of net interest income and noninterest income.

Net Operating Expense Ratio - noninterest expense less noninterest income divided by average assets.

4 Under the Federal Deposit Insurance Act reciprocal deposits are now considered core deposits and are no longer considered brokered deposits unless they exceed 20% of a bank’s liabilities or $5.0 billion.

5 The Company had no intangible assets prior to January 1, 2018. Therefore, tangible common equity and tangible assets were the same as common equity and total assets.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands, except per share amounts )	2018	2017	2018	2017
Interest and Dividend Income
Loans, including fees	$15,085	$12,671	$44,294	$37,051
Interest and dividends on investment securities	1,311	988	3,617	2,907
Interest on deposits with banks	88	21	220	39
Total Interest and Dividend Income	16,484	13,680	48,131	39,997

Interest Expense
Deposits	2,835	1,564	7,196	4,234
Short-term borrowings	142	304	642	734
Long-term debt	746	804	2,231	2,414
Total Interest Expense	3,723	2,672	10,069	7,382

Net Interest Income	12,761	11,008	38,062	32,615
Provision for loan losses	40	224	940	980
Net Interest Income After Provision For Loan Losses	12,721	10,784	37,122	31,635

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	81	28	141	84
Gain on sale of assets	-	-	1	47
Net gains on sale of investment securities	-	-	-	133
Unrealized gains (losses) on equity securities	(8)	-	(86)	-
Income from bank owned life insurance	227	196	677	581
Service charges	770	639	2,269	1,909
Gain on sale of loans held for sale	-	294	-	294
Total Noninterest Income	1,070	1,157	3,002	3,048
Noninterest Expense
Salary and employee benefits	4,739	4,056	14,915	12,567
Occupancy expense	744	630	2,249	1,941
Advertising	165	156	504	404
Data processing expense	769	555	2,234	1,766
Professional fees	442	510	1,220	1,190
Merger and acquisition costs	11	239	3,620	494
Depreciation of premises and equipment	207	191	608	594
Telephone communications	62	46	230	142
Office supplies	31	26	112	86
FDIC Insurance	185	178	496	505
OREO valuation allowance and expenses	165	283	516	587
Core deposit intangible amortization	193	-	597	-
Other	779	572	2,607	2,039
Total Noninterest Expense	8,492	7,442	29,908	22,315
Income before income taxes	5,299	4,499	10,216	12,368
Income tax expense	1,441	1,717	2,802	4,701
Net Income	$3,858	$2,782	$7,414	$7,667
Earnings Per Common Share
Basic	$0.70	$0.60	$1.34	$1.66
Diluted	$0.70	$0.60	$1.34	$1.65
Cash dividends paid per common share	$0.10	$0.10	$0.30	$0.30

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
THREE MONTHS ENDED

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs and the fourth quarter 2017 income tax expense attributable to the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(dollars in thousands, except per share amounts)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Net (loss) income (as reported)	$3,858	$2,335	$1,221	$(459)	$2,782
Impact of Tax Cuts and Jobs Act	-	-	-	2,740	-
Merger and acquisition costs (net of tax)	8	546	2,135	230	257
Non-GAAP operating net income	$3,866	$2,881	$3,356	$2,511	$3,039

Income before income taxes (as reported)	$5,299	$3,163	$1,754	$3,997	$4,499
Merger and acquisition costs ("M&A")	11	741	2,868	335	239
Adjusted pretax income	5,310	3,904	4,622	4,332	4,738
Income tax expense	1,444	1,023	1,266	1,821	1,699
Non-GAAP operating net income	$3,866	$2,881	$3,356	$2,511	$3,039

GAAP diluted earnings per share ("EPS")	$0.70	$0.42	$0.22	$(0.10)	$0.60
Non-GAAP operating diluted EPS before M&A	$0.70	$0.52	$0.61	$0.54	$0.66

GAAP return on average assets ("ROAA')	0.96%	0.59%	0.31%	-0.13%	0.80%
Non-GAAP operating ROAA before M&A	0.96%	0.73%	0.85%	0.72%	0.87%

GAAP return on average common equity ("ROACE")	10.29%	6.34%	3.33%	-1.62%	9.99%
Non-GAAP operating ROACE before M&A	10.31%	7.82%	9.15%	8.89%	10.92%

Net income (as reported)	$3,858	$2,335	$1,221	$(459)	$2,782
Weighted average common shares outstanding	5,551,184	5,551,123	5,547,715	4,616,515	4,633,417
Average assets	$1,606,853	$1,579,645	$1,581,538	$1,398,945	$1,396,459
Average equity	150,013	147,295	146,712	113,017	111,357
THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
NINE MONTHS ENDED

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	(Unaudited)	(Unaudited)
(dollars in thousands, except per share amounts)	September 30, 2018	September 30, 2017

Net (loss) income (as reported)	$7,414	$7,667
Impact of Tax Cuts and Jobs Act	-	-
Merger and acquisition costs (net of tax)	2,689	494
Non-GAAP operating net income	$10,103	$8,161

Income before income taxes (as reported)	$10,216	$12,368
Merger and acquisition costs ("M&A")	3,620	494
Adjusted pretax income	13,836	12,862
Income tax expense	3,733	4,701
Non-GAAP operating net income	$10,103	$8,161

GAAP diluted earnings per share ("EPS")	$1.34	$1.65
Non-GAAP operating diluted EPS before M&A	$1.82	$1.76

GAAP return on average assets ("ROAA')	0.62%	0.75%
Non-GAAP operating ROAA before M&A	0.85%	0.79%

GAAP return on average common equity ("ROACE")	6.68%	9.38%
Non-GAAP operating ROACE before M&A	9.10%	9.99%

Net income (as reported)	$7,414	$7,667
Weighted average common shares outstanding	5,550,020	4,633,500
Average assets	$1,589,438	$1,369,583
Average equity	148,022	108,956

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME
UNAUDITED
	For the Three Months Ended September 30,							For the Three Months Ended
		2018				2017		September 30, 2018			June 30, 2018
				Average			Average			Average			Average
	Average			Yield/	Average		Yield/	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest		Cost	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio	$1,279,242	$15,085	$-	4.72%	$1,127,626	$12,671	4.49%	$1,279,242	$15,085	4.72%	$1,266,830	$14,482	4.57%
Investment securities, federal funds
sold and interest-bearing deposits	208,627	1,399		2.68%	176,360	1,009	2.29%	208,627	1,399	2.68%	190,849	1,271	2.66%
Total Interest-Earning Assets	1,487,869	16,484		4.43%	1,303,986	13,680	4.20%	1,487,869	16,484	4.43%	1,457,679	15,753	4.32%
Cash and cash equivalents	23,765				18,199			23,765			25,142
Goodwill	10,604				-			10,604			10,280
Core deposit intangible	3,120				-			3,120			3,316
Other assets	81,495				74,274			81,495			83,228
Total Assets	$1,606,853				$1,396,459			$1,606,853			$1,579,645

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$73,114	$19		0.10%	$55,125	$7	0.05%	$73,114	$19	0.10%	$74,470	$13	0.07%
Interest-bearing demand and money
market accounts	611,039	1,093		0.72%	429,847	412	0.38%	611,039	1,093	0.72%	550,872	796	0.58%
Certificates of deposit	445,081	1,723		1.55%	443,048	1,144	1.03%	445,081	1,723	1.55%	458,801	1,594	1.39%
Long-term debt	34,696	242		2.79%	58,019	352	2.43%	34,696	242	2.79%	37,560	226	2.41%
Short-term debt	26,870	142		2.11%	96,908	304	1.25%	26,870	142	2.11%	45,824	217	1.89%
Subordinated Notes	23,000	360		6.26%	23,000	359	6.24%	23,000	360	6.26%	23,000	359	6.24%
Guaranteed preferred beneficial interest								-	-		-	-
in junior subordinated debentures	12,000	144		4.80%	12,000	94	3.13%	12,000	144	4.80%	12,000	136	4.53%

Total Interest-Bearing Liabilities	1,225,800	3,723		1.21%	1,117,947	2,672	0.96%	1,225,800	3,723	1.21%	1,202,527	3,341	1.11%

Noninterest-bearing demand deposits	216,580				156,746			216,580			216,968
Other liabilities	14,460				10,409			14,460			12,855
Stockholders' equity	150,013				111,357			150,013			147,295
Total Liabilities and Stockholders' Equity	$1,606,853				$1,396,459			$1,606,853			$1,579,645

Net interest income		$12,761				$11,008			$12,761			$12,412

Interest rate spread				3.22%			3.24%			3.22%			3.21%
Net yield on interest-earning assets				3.43%			3.38%			3.43%			3.41%
Ratio of average interest-earning
assets to average interest bearing
liabilities				121.38%			116.64%			121.38%			121.22%
Average loans to average deposits				95.05%			103.95%			95.05%			97.37%
Average transaction deposits to total average deposits **				66.93%			59.16%			66.93%			64.74%

Cost of funds				1.03%			0.84%			1.03%			0.94%
Cost of deposits				0.84%			0.58%			0.84%			0.74%
Cost of debt				3.68%			2.34%			3.68%			3.17%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $161,000 and $152,000 of accretion interest for the three months ended September 30, 2018 and June 30, 2018, respectively.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME
UNAUDITED
	For the Nine Months Ended September 30,
		2018			2017
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio	$1,273,164	$44,294	4.64%	$1,107,618	$37,051	4.46%
Investment securities, federal funds
sold and interest-bearing deposits	194,440	3,837	2.63%	174,813	2,946	2.25%
Total Interest-Earning Assets	1,467,604	48,131	4.37%	1,282,431	39,997	4.16%
Cash and cash equivalents	24,978			14,555
Goodwill	10,345			-
Core deposit intangible	3,304			-
Other assets	83,207			72,597
Total Assets	$1,589,438			$1,369,583

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$74,169	$44	0.08%	$53,369	$20	0.05%
Interest-bearing demand and money
market accounts	553,386	2,432	0.59%	418,148	1,073	0.34%
Certificates of deposit	457,621	4,720	1.38%	442,410	3,141	0.95%
Long-term debt	40,820	754	2.46%	59,783	1,028	2.29%
Short-term debt	49,560	642	1.73%	90,460	734	1.08%
Subordinated Notes	23,000	1,078	6.25%	23,000	1,078	6.25%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	399	4.43%	12,000	308	3.42%

Total Interest-Bearing Liabilities	1,210,556	10,069	1.11%	1,099,170	7,382	0.90%

Noninterest-bearing demand deposits	217,738			150,757
Other liabilities	13,122			10,700
Stockholders' equity	148,022			108,956
Total Liabilities and Stockholders' Equity	$1,589,438			$1,369,583

Net interest income		$38,062			$32,615

Interest rate spread			3.26%			3.26%
Net yield on interest-earning assets			3.46%			3.39%
Ratio of average interest-earning
assets to average interest bearing
liabilities			121.23%			116.67%
Average loans to average deposits			97.72%			104.03%
Average transaction deposits to total average deposits **			64.88%			58.45%

Cost of funds			0.94%			0.79%
Cost of deposits			0.74%			0.53%
Cost of debt			3.06%			2.27%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $635,000 of accretion interest during the nine months ended September 30, 2018.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	(Unaudited)	*
(dollars in thousands, except per share amounts)	September 30, 2018	December 31, 2017
Assets
Cash and due from banks	$26,718	$13,315
Federal funds sold	36,099	-
Interest-bearing deposits with banks	8,778	2,102
Securities available for sale (AFS), at fair value	107,962	68,285
Securities held to maturity (HTM), at amortized cost	97,217	99,125
Equity securities carried at fair value through income	4,359	-
Non-marketable equity securities held in other financial institutions	249	121
Federal Home Loan Bank (FHLB) stock - at cost	2,547	7,276
Loans receivable	1,308,654	1,151,130
Less: allowance for loan losses	(10,739)	(10,515)
Net loans	1,297,915	1,140,615
Goodwill	10,708	-
Premises and equipment, net	22,433	21,391
Other real estate owned (OREO)	8,207	9,341
Accrued interest receivable	5,032	4,511
Investment in bank owned life insurance	36,071	29,398
Core deposit intangible	2,993	-
Net deferred tax assets	6,999	5,922
Other assets	2,122	4,559
Total Assets	$1,676,409	$1,405,961

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$217,151	$159,844
Interest-bearing deposits	1,235,220	946,393
Total deposits	1,452,371	1,106,237
Short-term borrowings	5,000	87,500
Long-term debt	20,451	55,498
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000
Accrued expenses and other liabilities	13,439	11,769
Total Liabilities	1,526,261	1,296,004

Stockholders' Equity
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 5,575,024 and 4,649,658 shares, respectively	56	46
Additional paid in capital	84,246	48,209
Retained earnings	69,295	63,648
Accumulated other comprehensive loss	(2,633)	(1,191)
Unearned ESOP shares	(816)	(755)
Total Stockholders' Equity	150,148	109,957
Total Liabilities and Stockholders' Equity	$1,676,409	$1,405,961

* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
KEY OPERATING RATIOS
Return on average assets	0.96%	0.80%	0.62%	0.75%
Return on average common equity	10.29	9.99	6.68	9.38
Average total equity to average total assets	9.34	7.97	9.31	7.96
Interest rate spread	3.22	3.24	3.26	3.26
Net interest margin	3.43	3.38	3.46	3.39
Cost of funds	1.03	0.84	0.94	0.79
Cost of deposits	0.84	0.58	0.74	0.53
Cost of debt	3.68	2.34	3.06	2.27
Efficiency ratio	61.40	61.18	72.83	62.57
Efficiency ratio - Non-GAAP**	60.09	56.88	62.63	59.84
Non-interest expense to average assets	2.11	2.13	2.51	2.17
Net operating expense to average assets	1.85	1.80	2.26	1.88
Net operating exp. to average assets - Non-GAAP**	1.80	1.65	1.90	1.79
Avg. int-earning assets to avg. int-bearing liabilities	121.38	116.64	121.23	116.67
Net charge-offs to average loans	0.01	0.08	0.07	0.05
COMMON SHARE DATA
Basic net income per common share	$0.70	$0.60	$1.34	$1.66
Diluted net income per common share	0.70	0.60	1.34	1.65
Cash dividends paid per common share	0.10	0.10	0.20	0.20
Weighted average common shares outstanding:
Basic	5,551,184	4,633,391	5,550,020	4,631,571
Diluted	5,551,184	4,633,417	5,550,020	4,633,500

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued
	(Unaudited)
(dollars in thousands, except per share amounts)	September 30, 2018	December 31, 2017	$ Change	% Change
ASSET QUALITY
Total assets	$1,676,409	$1,405,961	$270,448	19.2%
Gross loans	1,307,737	1,150,044	157,693	13.7
Classified Assets	37,369	50,298	(12,929)	(25.7)
Allowance for loan losses	10,739	10,515	224	2.1

Past due loans - 31 to 89 days	6,499	9,227	(2,728)	(29.6)
Past due loans >=90 days	9,666	2,483	7,183	289.3
Total past due (delinquency) loans	16,165	11,710	4,455	38.0

Non-accrual loans (a)	16,350	4,693	11,657	248.4
Accruing troubled debt restructures (TDRs) (b)	9,839	10,021	(182)	(1.8)
Other real estate owned (OREO)	8,207	9,341	(1,134)	(12.1)
Non-accrual loans, OREO and TDRs	$34,396	$24,055	$10,341	43.0
ASSET QUALITY RATIOS
Classified assets to total assets	2.23%	3.58%
Classified assets to risk-based capital	20.12	32.10
Allowance for loan losses to total loans	0.82	0.91
Allowance for loan losses to non-accrual loans	65.68	224.06
Past due loans - 31 to 89 days to total loans	0.50	0.80
Past due loans >=90 days to total loans	0.74	0.22
Total past due (delinquency) to total loans	1.24	1.02
Non-accrual loans to total loans	1.25	0.41
Non-accrual loans and TDRs to total loans	2.00	1.28
Non-accrual loans and OREO to total assets	1.46	1.00
Non-accrual loans, OREO and TDRs to total assets	2.05	1.71
COMMON SHARE DATA
Book value per common share	$26.93	$23.65
Tangible book value per common share**	24.47	***
Common shares outstanding at end of period	5,575,024	4,649,658
OTHER DATA
Full-time equivalent employees	190	165
Branches (c)	12	11
Loan Production Offices	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	9.51%	8.79%
Tier 1 common capital to risk-weighted assets	10.30	9.51
Tier 1 capital to risk-weighted assets	11.18	10.53
Total risk-based capital to risk-weighted assets	13.67	13.40
Common equity to assets	8.96%	7.82%
Tangible common equity to tangible assets **	8.21%	***
** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
*** The Company had no intangible assets before January 1, 2018.
(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments.
(b) At September 30, 2018 and December 31, 2017, the Bank had total TDRs of $9.8 million and $10.8 million, respectively, with $0 and $769,000, respectively, in non-accrual status. These loans are classified as non-accrual loans for the calculation of financial ratios.
(c) The Company closed four of the five acquired County First branches in May 2018.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$8,492	$7,442	$29,908	$22,315
Net interest income plus noninterest income	13,831	12,165	41,064	35,663

Efficiency ratio - GAAP basis	61.40%	61.18%	72.83%	62.57%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$8,492	$7,442	$29,908	$22,315
Non-GAAP adjustments:
Merger and acquisition costs	(11)	(239)	(3,620)	(494)
OREO valuation allowance and expenses	(165)	(283)	(516)	(587)
Noninterest expense - as adjusted	8,316	6,920	25,772	21,234

Net interest income plus noninterest income	13,831	12,165	41,064	35,663
Non-GAAP adjustments:
(Gains) losses on sale of asset	-	-	(1)	(47)
Net (gains) losses on sale of investment securities	-	-	-	(133)
Unrealized (gains) losses on equity securities	8	-	86	-
Net interest income plus noninterest income - adjusted	$13,839	$12,165	$41,149	$35,483

Efficiency ratio -Non-GAAP basis	60.09%	56.88%	62.63%	59.84%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,606,853	$1,396,459	$1,589,438	$1,369,583

Noninterest expense	8,492	7,442	29,908	22,315
less: noninterest income	(1,070)	(1,157)	(3,002)	(3,048)
Net operating exp.	$7,422	$6,285	$26,906	$19,267
Net operating exp. to average assets - GAAP basis	1.85%	1.80%	2.26%	1.88%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,606,853	$1,396,459	$1,589,438	$1,369,583

Net operating exp.	7,422	6,285	26,906	19,267
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(11)	(239)	(3,620)	(494)
OREO valuation allowance and expenses	(165)	(283)	(516)	(587)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset	-	-	1	47
Net gains (losses) on sale of investment securities	-	-	-	133
Unrealized gains (losses) on equity securities	(8)	-	(86)	-
Net operating exp.-adjusted	$7,238	$5,763	$22,685	$18,366
Net operating exp. to average assets - Non-GAAP basis	1.80%	1.65%	1.90%	1.79%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO
(dollars in thousands)

	(Unaudited)		(Unaudited)		(Unaudited)		*		(Unaudited)
BY LOAN TYPE	September 30, 2018%		June 30, 2018%		March 31, 2018%		December 31, 2017%		September 30, 2017%

Commercial real estate	$847,945	64.84%	$828,445	64.20%	$817,576	63.88%	$727,314	63.25%	$712,840	62.24%
Residential first mortgages	156,565	11.97%	163,090	12.64%	166,390	13.00%	170,374	14.81%	175,816	15.35%
Residential rentals	125,383	9.59%	127,469	9.88%	129,026	10.08%	110,228	9.58%	110,905	9.68%
Construction and land development	28,788	2.20%	28,647	2.22%	28,226	2.21%	27,871	2.42%	31,094	2.71%
Home equity and second mortgages	36,360	2.78%	37,026	2.87%	39,481	3.09%	21,351	1.86%	22,334	1.95%
Commercial loans	62,083	4.75%	57,519	4.46%	52,198	4.08%	56,417	4.91%	56,376	4.92%
Consumer loans	730	0.06%	801	0.06%	853	0.07%	573	0.05%	541	0.05%
Commercial equipment	49,883	3.81%	47,418	3.67%	45,905	3.59%	35,916	3.12%	35,500	3.10%
Gross loans	1,307,737	100.00%	1,290,415	100.00%	1,279,655	100.00%	1,150,044	100.00%	1,145,406	100.00%
Net deferred costs (fees)	917	0.07%	1,122	0.09%	1,118	0.09%	1,086	0.09%	1,033	0.09%
Total loans, net of deferred costs	$1,308,654		$1,291,537		$1,280,773		$1,151,130		$1,146,439

* Derived from audited financial statements.

	(Unaudited)		(Unaudited)		(Unaudited)		*		(Unaudited)
BY ACQUIRED AND NON-ACQUIRED	September 30, 2018%		June 30, 2018%		March 31, 2018%		December 31, 2017%		September 30, 2017%

Acquired loans - performing	$107,142	8.19%	$115,157	8.92%	$121,615	9.50%	$-	0.00%	$-	0.00%
Acquired loans - purchase credit impaired ("PCI")	3,511	0.27%	3,839	0.30%	3,871	0.30%	-	0.00%	-	0.00%
Total acquired loans	110,653	8.46%	118,996	9.22%	125,486	9.81%	-	0.00%	-	0.00%
Non-acquired loans**	1,197,084	91.54%	1,171,419	90.78%	1,154,169	90.19%	1,150,044	100.00%	1,145,406	100.00%
Gross loans	1,307,737		1,290,415		1,279,655		1,150,044		1,145,406
Net deferred costs (fees)	917	0.07%	1,122	0.09%	1,118	0.09%	1,086	0.09%	1,033	0.09%
Total loans, net of deferred costs	$1,308,654		$1,291,537		$1,280,773		$1,151,130		$1,146,439

* Derived from audited financial statements.
** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

THE COMMUNITY FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTHS ENDED
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Beginning of period	$10,725	$10,471	$10,515	$10,435	$10,434

Charge-offs	(219)	(164)	(580)	(13)	(253)
Recoveries	193	18	36	63	30
Net charge-offs	(26)	(146)	(544)	50	(223)

Provision for loan losses	40	400	500	30	224
End of period	$10,739	$10,725	$10,471	$10,515	$10,435

Net charge-offs to average loans (annualized)	-0.01%	-0.05%	-0.17%	0.02%	-0.08%

Breakdown of general and specific allowance as a percentage of gross loans
General allowance	$9,729	$9,359	$9,310	$9,491	$9,617
Specific allowance	1,010	1,366	1,161	1,024	818
	$10,739	$10,725	$10,471	$10,515	$10,435
General allowance	0.74%	0.73%	0.73%	0.82%	0.84%
Specific allowance	0.08%	0.11%	0.09%	0.09%	0.07%
Allowance to gross loans	0.82%	0.83%	0.82%	0.91%	0.91%

Allowance to non-acquired gross loans	0.90%	0.92%	0.91%	0.91%	0.91%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF DEPOSITS
(dollars in thousands)	(Unaudited)		(Unaudited)		(Unaudited)		*		(Unaudited)
	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$217,151	14.95%	$214,249	16.18%	$229,612	17.86%	$159,844	14.45%	$157,665	14.36%
Interest-bearing:
Demand	448,299	30.87%	307,986	23.26%	217,039	16.88%	215,447	19.48%	195,632	17.82%
Money market deposits	274,039	18.87%	281,975	21.30%	284,449	22.12%	226,351	20.46%	229,740	20.92%
Savings	71,003	4.89%	73,142	5.52%	76,360	5.94%	52,990	4.79%	54,310	4.95%
Certificates of deposit	441,879	30.42%	446,516	33.73%	478,476	37.21%	451,605	40.82%	460,654	41.95%
Total interest-bearing	1,235,220	85.05%	1,109,619	83.82%	1,056,324	82.14%	946,393	85.55%	940,336	85.64%

Total Deposits	$1,452,371	100.00%	$1,323,868	100.00%	$1,285,936	100.00%	$1,106,237	100.00%	$1,098,001	100.00%

Transaction accounts	$1,010,492	69.58%	$877,352	66.27%	$807,460	62.79%	$654,632	59.18%	$637,347	58.05%

* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(dollars in thousands, except per share amounts)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Total assets	$1,676,409	$1,586,288	$1,576,996	$1,405,961	$1,402,172
Less: intangible assets
Goodwill	10,708	10,603	10,277	-	-
Core deposit intangible	2,993	3,186	3,385	-	-
Total intangible assets	13,701	13,789	13,662	-	-
Tangible assets	$1,662,708	$1,572,499	$1,563,334	$1,405,961	$1,402,172

Total common equity	$150,148	$147,246	$145,657	$109,957	$110,885
Less: intangible assets	13,701	13,789	13,662	-	-
Tangible common equity	$136,447	$133,457	$131,995	$109,957	$110,885

Common shares outstanding at end of period	5,575,024	5,574,511	5,573,841	4,649,658	4,649,302

GAAP common equity to assets	8.96%	9.28%	9.24%	7.82%	7.91%
Non-GAAP tangible common equity to tangible assets	8.21%	8.49%	8.44%	7.82%	7.91%

GAAP common book value per share	$26.93	$26.41	$26.13	$23.65	$23.85
Non-GAAP tangible common book value per share	$24.47	$23.94	$23.68	$23.65	$23.85

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
Three Months Ended
CONDENSED CONSOLIDATED INCOME STATEMENT	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share amounts )	2018	2018	2018	2017	2017
Interest and Dividend Income
Loans, including fees	$15,085	$14,483	$14,726	$12,560	$12,671
Interest and dividends on securities	1,311	1,211	1,095	999	988
Interest on deposits with banks	88	60	72	14	21
Total Interest and Dividend Income	16,484	15,754	15,893	13,573	13,680

Interest Expense
Deposits	2,835	2,405	1,956	1,712	1,563
Short-term borrowings	142	217	283	323	304
Long-term debt	746	721	764	765	805
Total Interest Expense	3,723	3,343	3,003	2,800	2,672

Net Interest Income (NII)	12,761	12,411	12,890	10,773	11,008
Provision for loan losses	40	400	500	30	224

NII After Provision For Loan Losses	12,721	12,011	12,390	10,743	10,784

Noninterest Income
Loan appraisal, credit, and misc. charges	81	7	53	73	28
Gain on sale of asset	-	1	-	-	-
Net gains (losses) on sale of investment securities	-	-	-	42	-
Unrealized gains (losses) on equity securities	(8)	(78)	-	-	-
Income from bank owned life insurance	227	224	226	192	196
Service charges	770	747	752	686	639
Gain on sale of loans held for sale	-	-	-	-	294
Total Noninterest Income	1,070	901	1,031	993	1,157

Noninterest Expense
Salary and employee benefits	4,739	5,129	5,047	4,191	4,056
Occupancy expense	744	739	766	691	630
Advertising	165	180	159	139	156
Data processing expense	769	782	683	588	555
Professional fees	442	426	352	472	510
Merger and acquisition costs	11	741	2,868	335	239
Depreciation of premises and equipment	207	202	199	192	191
Telephone communications	62	69	99	49	46
Office supplies	31	41	40	33	26
FDIC Insurance	185	113	198	133	178
OREO valuation allowance and expenses	165	237	114	116	283
Core deposit intangible amortization	193	199	205	-	-
Other	779	891	937	800	572
Total Noninterest Expense	8,492	9,749	11,667	7,739	7,442

Income before income taxes	5,299	3,163	1,754	3,997	4,499
Income tax expense	1,441	828	533	4,456	1,717
Net Income (Loss)	$3,858	$2,335	$1,221	$(459)	$2,782

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
				*
CONDENSED CONSOLIDATED BALANCE SHEETS	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share amounts )	2018	2018	2018	2017	2017
Assets
Cash and due from banks	$26,718	$16,718	$29,739	$13,315	$15,627
Federal funds sold	36,099	-	730	-	-
Interest-bearing deposits with banks	8,778	3,667	3,986	2,102	1,577
Securities available for sale (AFS), at fair value	107,962	79,026	66,603	68,285	61,376
Securities held to maturity (HTM), at amortized cost	97,217	100,842	97,949	99,125	104,530
Equity securities carried at fair value through income	4,359	4,367	4,421	-
Non-marketable equity securities held in other financial institutions	249	249	249	121
Federal Home Loan Bank (FHLB) stock - at cost	2,547	4,311	5,587	7,276	7,447
Loans receivable	1,308,654	1,291,537	1,280,773	1,151,130	1,146,439
Less: allowance for loan losses	(10,739)	(10,725)	(10,471)	(10,515)	(10,435)
Net Loans	1,297,915	1,280,812	1,270,302	1,140,615	1,136,004
Goodwill	10,708	10,603	10,277	-	-
Premises and equipment, net	22,433	22,472	22,496	21,391	21,751
Premises and equipment held for sale	-	600	2,341	-	-
Other real estate owned (OREO)	8,207	8,305	9,352	9,341	9,741
Accrued interest receivable	5,032	4,786	4,749	4,511	4,494
Investment in bank owned life insurance	36,071	35,843	35,619	29,398	29,206
Core deposit intangible	2,993	3,186	3,385	-	-
Net deferred tax assets	6,999	6,624	6,239	5,922
Other assets	2,122	3,877	2,972	4,559	10,419

Total Assets	$1,676,409	$1,586,288	$1,576,996	$1,405,961	$1,402,172

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest-bearing deposits	$217,151	$214,249	$229,612	$159,844	$157,665
Interest-bearing deposits	1,235,220	1,109,619	1,056,324	946,393	940,336
Total deposits	1,452,371	1,323,868	1,285,936	1,106,237	1,098,001
Short-term borrowings	5,000	36,500	51,500	87,500	91,500
Long-term debt	20,451	30,467	45,483	55,498	55,514
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000	23,000	23,000	23,000
Accrued expenses and other liabilities	13,439	13,207	13,420	11,769	11,272

Total Liabilities	1,526,261	1,439,042	1,431,339	1,296,004	1,291,287

Stockholders' Equity
Common stock	56	56	56	46	46
Additional paid in capital	84,246	84,106	83,947	48,209	47,994
Retained earnings	69,295	66,021	64,307	63,648	64,375
Accumulated other comprehensive loss	(2,633)	(2,182)	(1,898)	(1,191)	(538)
Unearned ESOP shares	(816)	(755)	(755)	(755)	(992)

Total Stockholders' Equity	150,148	147,246	145,657	109,957	110,885

Total Liabilities and Stockholders' Equity	$1,676,409	$1,586,288	$1,576,996	$1,405,961	$1,402,172

Common shares issued and outstanding	5,575,024	5,574,511	5,573,841	4,649,658	4,649,302

* Derived from audited financial statements.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
Three Months Ended
SELECTED FINANCIAL INFORMATION AND RATIOS	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share amounts )	2018	2018	2018	2017	2017
KEY OPERATING RATIOS
Return on average assets	0.96%	0.59%	0.31%	(0.13)%	0.80%
Return on average common equity	10.29	6.34	3.33	(1.62)	9.99
Average total equity to average total assets	9.34	9.32	9.28	8.08	7.97
Interest rate spread	3.22	3.21	3.36	3.14	3.24
Net interest margin	3.43	3.41	3.54	3.29	3.38
Cost of funds	1.03	0.94	0.84	0.88	0.84
Cost of deposits	0.84	0.74	0.62	0.63	0.58
Cost of debt	3.68	3.17	2.59	2.34	2.34
Efficiency ratio	61.40	73.23	83.81	65.79	61.18
Efficiency ratio - Non-GAAP **	60.09	65.51	62.39	62.16	56.88
Non-interest expense to average assets	2.11	2.47	2.95	2.21	2.13
Net operating expense to average assets	1.85	2.24	2.69	1.93	1.80
Net operating expense to average assets - Non-GAAP **	1.80	1.97	1.94	1.81	1.65
Avg. int-earning assets to avg. int-bearing liabilities	121.38	121.22	121.10	117.76	116.64
Net charge-offs to average loans	0.01	0.05	0.17	(0.02)	0.08
COMMON SHARE DATA
Basic net income per common share	$0.70	$0.42	$0.22	$(0.10)	$0.60
Diluted net income per common share	0.70	0.42	0.22	(0.10)	0.60
Cash dividends paid per common share	0.10	0.10	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	5,551,184	5,551,123	5,547,715	4,616,515	4,633,391
Diluted	5,551,184	5,551,123	5,547,715	4,616,515	4,633,417

ASSET QUALITY
Total assets	$1,676,409	$1,586,288	$1,576,996	$1,405,961	$1,402,172
Gross loans	1,307,737	1,290,415	1,279,655	1,150,044	1,145,406
Classified Assets	37,369	43,536	44,736	50,298	39,172
Allowance for loan losses	10,739	10,725	10,471	10,515	10,435

Past due loans - 31 to 89 days	6,499	582	5,231	9,227	1,642
Past due loans >=90 days	9,666	12,347	6,281	2,483	2,741
Total past due loans	16,165	12,929	11,512	11,710	4,383

Non-accrual loans	16,350	14,492	8,439	4,693	3,012
Accruing troubled debt restructures (TDRs)	9,839	9,864	9,953	10,021	10,069
Other real estate owned (OREO)	8,207	8,305	9,352	9,341	9,741
Non-accrual loans, OREO and TDRs	$34,396	$32,661	$27,744	$24,055	$22,822
ASSET QUALITY RATIOS
Classified assets to total assets	2.23%	2.74%	2.84%	3.58%	2.79%
Classified assets to risk-based capital	20.12	23.88	24.81	32.10	24.97
Allowance for loan losses to total loans	0.82	0.83	0.82	0.91	0.91
Allowance for loan losses to non-accrual loans	65.68	74.01	124.08	224.06	346.45
Past due loans - 31 to 89 days to total loans	0.50	0.05	0.41	0.80	0.14
Past due loans >=90 days to total loans	0.74	0.96	0.49	0.22	0.24
Total past due (delinquency) to total loans	1.24	1.00	0.90	1.02	0.38
Non-accrual loans to total loans	1.25	1.12	0.66	0.41	0.26
Non-accrual loans and TDRs to total loans	2.00	1.89	1.44	1.28	1.14
Non-accrual loans and OREO to total assets	1.46	1.44	1.13	1.00	0.91
Non-accrual loans, OREO and TDRs to total assets	2.05	2.06	1.76	1.71	1.63

COMMON SHARE DATA
Book value per common share	$26.93	$26.41	$26.13	$23.65	$23.85
Tangible book value per common share**	24.47	23.94	23.68	***	***
Common shares outstanding at end of period	5,575,024	5,574,511	5,573,841	4,649,658	4,649,302

OTHER DATA
Full-time equivalent employees	190	195	200	165	169
Branches (1)	12	12	16	11	11
Loan Production Offices	5	5	5	5	5

REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	9.51%	9.46%	9.35%	8.79%	8.82%
Tier 1 common capital to risk-weighted assets	10.30	10.32	10.31	9.51	9.81
Tier 1 capital to risk-weighted assets	11.18	11.23	11.23	10.53	10.87
Total risk-based capital to risk-weighted assets	13.67	13.78	13.80	13.40	13.81
Tangible common equity to tangible assets **

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
*** The Company had no intangible assets before January 1, 2018.
(1) The Company closed four of the five acquired County First branches in May 2018.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.
Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share amounts )	2018	2018	2018	2017	2017

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$8,492	$9,749	$11,667	$7,739	$7,442
Net interest income plus noninterest income	13,831	13,312	13,921	11,766	12,165

Efficiency ratio - GAAP basis	61.40%	73.23%	83.81%	65.79%	61.18%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$8,492	$9,749	$11,667	$7,739	$7,442
Non-GAAP adjustments:
Merger and acquisition costs	(11)	(741)	(2,868)	(335)	(239)
OREO valuation allowance and expenses	(165)	(237)	(114)	(116)	(283)
Noninterest expense - as adjusted	8,316	8,771	8,685	7,288	6,920

Net interest income plus noninterest income	13,831	13,312	13,921	11,766	12,165
Non-GAAP adjustments:
(Gains) losses on sale of asset	-	(1)	-	-	-
Net (gains) losses on sale of investment securities	-	-	-	(42)	-
Unrealized (gains) losses on equity securities	8	78	-	-	-
Net interest income plus noninterest income - adjusted	$13,839	$13,389	$13,921	$11,724	$12,165

Efficiency ratio -Non-GAAP basis	60.09%	65.51%	62.39%	62.16%	56.88%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,606,853	$1,579,645	$1,581,538	$1,398,945	$1,396,459

Noninterest expense	8,492	9,749	11,667	7,739	7,442
less: noninterest income	(1,070)	(901)	(1,031)	(993)	(1,157)
Net operating exp.	$7,422	$8,848	$10,636	$6,746	$6,285
Net operating exp. to average assets - GAAP basis	1.85%	2.24%	2.69%	1.93%	1.80%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,606,853	$1,579,645	$1,581,538	$1,398,945	$1,396,459

Net operating exp.	7,422	8,848	10,636	6,746	6,285
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(11)	(741)	(2,868)	(335)	(239)
OREO valuation allowance and expenses	(165)	(237)	(114)	(116)	(283)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset	-	1	-	-	-
Net gains (losses) on sale of investment securities	-	-	-	42	-
Unrealized gains (losses) on equity securities	(8)	(78)	-	-	-
Net operating exp.-adjusted	$7,238	$7,793	$7,654	$6,337	$5,763
Net operating exp. to average assets - Non-GAAP basis	1.80%	1.97%	1.94%	1.81%	1.65%